================================================================================

Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NRG Energy, Inc.:
We consent to the incorporation by reference in the Registration Statements (File Nos. 333-114007, and 333-135973) on Form S-8 and in the Registration Statements (File Nos. 333-130549, and 333-123677) on Form S-3 of NRG Energy, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of NRG Energy, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income/(loss), and cash flows, for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of NRG Energy, Inc.
Our report refers to the Company’s adoption of Emerging Issues Task Force No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry,” and Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share Based Payments,” and related interpretations on January 1, 2006. Our report refers to the Company’s adoption of the disclosure requirements of SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Requirement Plans - an amendment of FASB Statements No. 87, 88, 89, 106 and 132(R)” effective December 31, 2006

/s/ KPMG LLP

KPMG LLP
Philadelphia, Pennsylvania
February 28, 2007

================================================================================ ================================================================================